EXHIBIT 99.1

       Amen Properties Completes Acquisition of Interests from
                        Santa Fe Energy Trust

    MIDLAND, Texas--(BUSINESS WIRE)--Dec. 18, 2007--Amen Properties (NASDAQ: AMEN) and its acquisition partners today announced the completion of a $56.1 million acquisition of interests in oil and gas properties from Santa Fe Energy Trust (NYSE: SFF) (the "Trust") and Devon Energy Production Company, LP (NYSE: DVN) ("Devon"). Under the terms of the agreements, the Company and its partners purchased royalty and working interests located in 12 states.

    Subsequent to the signing of the Purchase and Sale Agreements with the Trust and Devon, each agreement was amended to add an independent third party as the purchaser of $27 million of the acquired royalties. After this third-party purchase, the net purchase price paid by the Company and its partners was $29.1 million.

    The Company's interests were conveyed into two new entities - the royalty interests into SFF Royalty and the working interests into SFF Production. In exchange for contributing $10 million in acquisition and operating capital, the Company received one-third ownership in these new entities. The remaining ownership of the new entities will be divided amongst the investment group proportionately based on the percentage of capital provided. The investment group and management group of the new entities includes two of the Company's directors, Eric Oliver and Jon Morgan. Additionally, the two new entities have entered into a management agreement with Anthem Oil and Gas, Inc. to manage the interests in exchange for compensation equal to 5% of the gross proceeds. One of the Company's directors, Jon Morgan, is the president of Anthem Oil and Gas.

    The Company paid for $840,000 of its capital contribution to the new entities in cash. An additional $2.2 million was secured via stub financing provided by Softvest, LP until the Company is able to liquidate a portion of its investment in the Trust, which is expected to occur by the end of 2007. One of the Company's directors, Eric Oliver, is the Managing Partner of Softvest, LP. The remaining $7 million was financed via a combination of equity and debt. The Company has entered into a Securities Purchase and Note Agreement (the "Securities Agreement") that provides for the issuance of $4.3 million in Series D Preferred Stock and $2.7 million in short-term debt. The Series D Preferred Stock is non-convertible, has limited voting rights and is entitled to a dividend of eight and one half percent annually. Additionally, the Series D Preferred Stockholders will be allowed to designate up to two additional members of the Company's Board of Directors. The holders of the short term debt received 450,000 warrants which allow them to purchase the Company's common stock at a price of $6.02, which was the closing price on the day the Trust Agreement and Devon Agreement were signed. The Securities Agreement provides that the warrants will expire if not exercised by June 30, 2008 and the Company anticipates that the proceeds will be used to retire the related debt. Two of the Company's directors, Eric Oliver and Bruce Edgington, provided a portion of the Company's financing and are parties to the Securities Agreement, for which they will receive a portion of the preferred stock and warrants described above. Pursuant to NASDAQ regulations, the issuance of common stock upon exercise of the warrants issued under this Securities Agreement will require shareholder approval. The Company intends to seek such shareholder approval at either a special meeting for that purpose or at the next annual shareholder meeting. The Company has received agreements to vote in favor of the approval of these warrants from shareholders representing over 50.1% of the outstanding shares.

    "The original intent was for Amen to purchase 100% of these interests, but IRS restrictions on the amount of equity that we could issue without jeopardizing our $29 million net operating loss carryforward made that impossible," said Kris Oliver, CFO of Amen Properties. "We feel that this ownership structure is the best possible scenario for Amen's shareholders and will generate significant cash flow to help sustain our growth. We intend to acquire additional ownership of SFF Royalty and SFF Production as the opportunity presents itself and we have greater ability to raise capital via the issuance of equity."

    "The acquisition of these oil and gas interests is a logical next step in Amen's strategy to become a fully-integrated energy company," said Jon Morgan, CEO of Amen Properties.

    CONTACT: Amen Properties, Midland
             Kris Oliver, 972-999-0494